Exhibit 10.1

Execution Copy

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of January 26, 2018, is entered into by and between Basswood Capital Management, L.L.C. (“Basswood”) and Regional Management Corp. (the “Company”).

WHEREAS, Basswood has informed the Company that it beneficially owns 1,511,995 shares of the common stock, par value $0.10 per share, of the Company (the “Common Stock”), which represents approximately 13.0% of the issued and outstanding shares of Common Stock;

WHEREAS, the Company’s Board of Directors (the “Board”) has considered the qualifications of Jonathan D. Brown (the “Basswood Director”); and

WHEREAS, the Company and Basswood have determined to come to an agreement regarding the appointment of the Basswood Director to the Board and to the subsequent nomination of the Basswood Director at the Company’s 2018 Annual Meeting of Stockholders (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “2018 Annual Meeting”) and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Nomination of Basswood Director.

(a) The Company agrees that in accordance with the Company’s certificate of incorporation, by-laws and Delaware law, the Board shall increase the size of the Board by one and appoint the Basswood Director, effective concurrently with the execution of this Agreement. Unless the Minimum Ownership Threshold (defined below) is no longer met, the Company shall include the Basswood Director (other than in the case of the refusal or inability of any such person to serve, in which case the Board shall include his substitute chosen in accordance with Section 1(d)) appointed to the Board pursuant to this Section 1(a) as a nominee to the Board on the slate of director nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2018 Annual Meeting and shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of any such Basswood Director at the 2018 Annual Meeting (it being understood that such efforts shall not be less than the efforts used by the Company to obtain the election of any other independent director nominee nominated by it to serve as a director at the 2018 Annual Meeting).

(b) As a condition to the Basswood Director’s appointment to the Board and any subsequent nomination for election as a director of the Company at the 2018 Annual Meeting (or any Applicable Meeting (as defined below)), Basswood shall (or shall have caused the Basswood Director to) have provided to the Company a completed D&O Questionnaire in the form provided to Basswood by the Company prior to the execution of this Agreement and executed an irrevocable resignation as director in the form attached hereto as Exhibit A (the “Irrevocable Resignation Letter”). As a further condition to any Basswood Director’s nomination for election as a director of the Company at the 2018 Annual Meeting (or any Applicable Meeting), Basswood shall (or shall cause the Basswood Director to), as promptly as practicable upon request of the Company, provide (i) executed consents from any Basswood Director to be named as a nominee in the Company’s proxy statement for the 2018 Annual Meeting (or any Applicable Meeting) and to serve as a director if so elected, in the form provided to Basswood by the Company, (ii) any information required to be or customarily disclosed for all applicable directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, (iii) information in connection with assessing eligibility, independence and other criteria applicable to all applicable directors or satisfying compliance and legal obligations applicable to all independent directors, and (iv) such other information as reasonably requested by the Company from time to time with respect to Basswood or the Basswood Director.

(c) At all times while serving as a member of the Board, the Basswood Director shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to non-employee Board members, including the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and all relevant Board committee charter requirements, provided that no provision of any such document shall be deemed to be violated by any communication permitted by this Agreement pursuant to the last sentence of Section 2(a).

(d) During the Standstill Period for so long as a Resignation Trigger has not occurred, the Board shall not take any action to remove, or cause to be removed, the Basswood Director. If, during the Standstill Period (as defined below), the Basswood Director resigns or ceases to serve for any reason other than as a result of a Resignation Trigger (as defined below), and provided that such Basswood Director is otherwise then entitled to be appointed or to serve, as applicable, as a director of the Company pursuant to this Agreement, then Basswood shall be entitled to designate a replacement director who shall (i) be reasonably acceptable to the Company after the Company has conducted its ordinary course interview process for directors of the Company, (ii) qualify as an independent director of the Company under the rules of the New York Stock Exchange Listed Company Manual, and (iii) provide the items required to be provided by the Basswood Director pursuant to Section 1(b). Basswood shall have the right to continue submitting the name of a proposed replacement director to the Company until the Company accepts such proposed replacement director to be appointed to the Board so long as Basswood is entitled to appoint a director to the Board under this Agreement, and the Company agrees that upon being presented with such proposed replacement director it shall conduct its ordinary course interview and review process as promptly as practicable and, subject to the satisfactory completion of such process by the proposed replacement director, confirm such acceptance (or withholding of such acceptance) as promptly as practicable thereafter, subject to Basswood and such proposed director’s compliance with Section 1(b). Thereafter, such individual shall be promptly appointed to fill the remaining term of the Basswood Director being replaced and shall be considered to be a “Basswood Director” under this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under this Agreement shall terminate immediately, and Basswood shall cause the Basswood Director then serving on the Board to promptly offer to resign from the Board and any committee thereof (and, if requested by the Company, promptly deliver his written resignations to the Board (which shall provide for his immediate resignations), it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignations), and the Company shall have no further obligation with respect to the Basswood Director under this Section 1, if either (i) Basswood and the Basswood Affiliates (as defined below), collectively, no longer beneficially own at least the Minimum Ownership Threshold, or (ii) Basswood or the Basswood Director fails to comply with or breaches any of the terms of this Agreement in any material respect and, if capable of being cured, such material breach or failure has not been cured within 15 days after receipt by Basswood of written notice from the Company specifying such material breach or failure provided that the Company is not in material breach of this Agreement at such time (each, a “Resignation Trigger”).    The term “Minimum Ownership Threshold” shall mean an aggregate Net Long Position of at least 874,705 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends, and similar adjustments) (by way of example, in the case of a 2:1 stock split, such minimum number of shares would double and be equal to 1,749,410 shares of Common Stock). In furtherance of clause (i) of this Section 1(e), the Basswood Director has, concurrently with the execution of this Agreement, executed the Irrevocable Resignation Letter and delivered it to the Company. The term “Net Long Position” shall mean such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 promulgated by the SEC (as defined below) under the Exchange Act (as defined below) mutatis mutandis, but the “long position” of such person for this purpose shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In addition, Basswood agrees that, to the extent not disclosed in its public filings with the SEC, it will promptly notify the Company if Basswood and the Basswood Affiliates, collectively, cease to beneficially own at least the Minimum Ownership Threshold.

(f) If so requested by Basswood, the Board shall appoint and maintain the Basswood Director then serving on the Board to any existing or newly created committee of the Board that is designated to review or oversee strategic alternatives for the Company (including but not limited to any Extraordinary Transaction (as defined below)), and shall provide the Basswood Director then serving on the Board the same opportunity as all other members of the Board to participate in the deliberations of the Board regarding such Extraordinary Transaction, subject to customary recusal requests in the event of any potential conflict of interest.

(g) Basswood acknowledges, on behalf of itself and the Basswood Affiliates, that the Basswood Director shall have all of the rights and obligations, including fiduciary duties to the Company and its stockholders, of a director under applicable law and the Company’s organizational documents while such Basswood Director is serving on the Board.

(h) In accordance with the Company’s customary director reimbursement policies, the Company will reimburse Basswood for the reasonable travel and related expenses of the Basswood Director associated with the Basswood Director’s service on the Board. In addition, in accordance with the Company’s organizational documents and policies, the Basswood Director will be entitled to indemnification rights and will be covered by the D&O insurance policies applicable, in each case, to other directors.

(i) The Basswood Director shall be entitled to resign from the Board at any time in his discretion.

2. Standstill.

(a) During the Standstill Period, Basswood agrees that, unless specifically requested in writing by the Company or expressly permitted by this Agreement, Basswood and each of its respective Affiliates or Associates (collectively (with Basswood) and individually, the “Basswood Affiliates”) and their representatives, shall not, directly or indirectly (including through any Basswood Director), in any manner, alone or in concert with others:

(i) acquire, offer, seek or propose to acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of additional shares of Common Stock if, after giving effect to such acquisition, Basswood and its clients and their respective Affiliates would collectively beneficially own more than 19.9% of the outstanding shares of Common Stock; provided, that, nothing herein will require Common Stock to be sold to the extent that Basswood and its clients and their respective Affiliates, collectively, exceed the ownership limit under this clause (i) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock;

(ii) make, or in any way participate in, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (“SEC”)) or seek to advise or influence any person (other than private communications with any Basswood Affiliate) with respect to the voting of (including engaging in any withhold or no vote campaign) any Common Stock;

(iii) separately or in conjunction with any other person, submit a proposal for or offer of (with or without conditions) any Extraordinary Transaction. The term “Extraordinary Transaction” shall be defined to mean any of the following involving the Company or any of its subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, spin-off, split-off, licensing, sale or acquisition of, or joint venture or other partnership with respect to, material assets, sale or purchase of securities, liquidation or dissolution, or any similar transaction;

(iv) without limiting the last sentence of this Section 2(a), propose a change in structure, size or composition of the Board or executive officers of the Company;

(v) form, join or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act (a “13D Group”) with respect to any voting securities of the Company, other than to the extent the Basswood Director, Basswood and the Basswood Affiliates are deemed to be a 13D Group;

(vi) present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders, conduct any stockholder referendum, seek to call a special meeting of the Company’s stockholders, propose any nominee for election to the Board or seek the removal of any member of the Board, in each case subject to the last sentence of this Section 2(a);

(vii) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for an annual meeting or a special meeting) or deposit any of the Common Stock (or any securities convertible into, exchangeable for or otherwise exercisable to acquire such Common Stock) held by any of them in a voting trust or other arrangement of similar effect, or subject them to a voting agreement or other arrangement of similar effect;

(viii) make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (1) in support of any solicitation described in Section 2(a)(ii) or otherwise inconsistent with the restrictions set forth in the standstill provisions, or (2) that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders, the Company or its affiliates or any of their current or former directors, officers or employees, provided that, subject to Section 7 of this Agreement and the confidentiality obligations of the Basswood Director, Basswood and the Basswood Affiliates may correct any public statement made by or on behalf of the Company that references or relates to Basswood or any Basswood Affiliate (or any current or former principal or employee thereof) and may make objective statements in response to any public statements made by or on behalf of the Company with respect to Basswood or any Basswood Affiliate (or any current or former principal or employee thereof) or Basswood’s strategy, business, activities or management;

(ix) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

(x) other than in open market transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by Basswood or any Basswood Affiliate to any person or entity not a party to this Agreement (a “Third Party”) that, to Basswood or the Basswood Affiliate’s knowledge (after reasonable inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 5% of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its affiliates and associates, has a beneficial or other ownership interest in the aggregate of more than 5% of the shares of Common Stock outstanding at such time;

(xi) request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 2, in each case which would reasonably be expected to result in a public announcement of such request;

(xii) challenge the validity or enforceability of this Section 2;

(xiii) enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

Neither the foregoing provisions of this Section 2(a) nor any other provision of this Agreement (other than Section 3 below) shall obligate Basswood or any Basswood Affiliate to vote its shares of Common Stock (or refrain from voting its shares of Common Stock) in any manner to be voted at any annual or special meeting or written consent of stockholders or stockholder referendum and, subject to Section 3, Basswood and the Basswood Affiliates may vote their respective shares of Common Stock (or refrain from voting their respective shares of Common Stock) in their sole discretion.

The foregoing provisions of this Section 2(a) shall not be deemed to prohibit Basswood or any Basswood Representatives from communicating privately regarding or privately advocating for or against any of the matters described in this Section 2(a) with, or from privately requesting a waiver of any of the foregoing provisions of this Section 2(a) from, in each case, the Company’s directors and executive officers, so long as such communications or requests are not intended to, and would not reasonably be expected to, require any public disclosure of any such communications or requests.

(b) The Company agrees that, during the Standstill Period it shall not, and shall cause each of its Affiliates and Associates not to, directly or indirectly, make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders Basswood, the Basswood Director, the Basswood Affiliates or any current or former principal or employee of Basswood or the Basswood Affiliates; provided that the Company may correct any public statement made by or on behalf of Basswood that references or relates to the Company or any Affiliate or Associate of the Company (or any current or former director, officer or employee thereof) and may make objective statements in response to any public statements made by or on behalf of Basswood with respect to the Company, any Affiliate or Associate of the Company (or any current or former director, officer or employee thereof). For the avoidance of doubt, a public statement or announcement shall only be deemed to be made by the Company if made by either (i) an executive officer or member of the Board or (ii) an employee or representative of the Company authorized to make such statement or announcement on behalf of the Company.

(c) Nothing in this Section 2 shall prohibit the Basswood Director, acting in its fiduciary capacity as a director of the Company, from (1) voting for or against any matter or making any statement at any meeting of the Board or of any committee thereof, or (2) making any private statement to the Chief Executive Officer or any other director of the Company in his capacity as a director.

(d) The Basswood Director shall promptly advise the Company if the Basswood Director in his capacity as a director receives an approach or inquiry regarding a potential proposed Extraordinary Transaction or proxy contest with respect to the Company.

(e) For purposes of this Agreement,

(i) the terms “Affiliate” and “Associate” shall have the meaning given to such terms in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”);

(ii) the terms “beneficial owner” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(iii) the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(iv) the term “Standstill Period” shall mean the period commencing on the date hereof and ending on the earliest of (1) 12:01 a.m. (New York time) on the date that is 20 days prior to the nomination deadline for the 2019 annual stockholders meeting, (2) if the Company fails to comply with or breaches any of the terms of this Agreement in any material respect and, if capable of being cured, such material breach or failure has not been cured within 15 days after receipt by the Company of written notice from Basswood specifying such material breach or failure and provided further that Basswood and the Basswood Director are not in material breach of this Agreement at such time, (3) the consummation of an Extraordinary Transaction following which consummation the Basswood Director no longer serves on the Board and (4) a reorganization of the Company under any federal or state law relating to bankruptcy or insolvency. If the Company provides written notice to Basswood that it will nominate the Basswood Director for election to the Board at the 2019 annual stockholders meeting or for any annual meeting of stockholders of the Company subsequent thereto (each, an “Applicable Meeting”) at least 20 days prior to the nomination deadline for such Applicable Meeting and Basswood has agreed in advance to such nomination (it being understood that Basswood will respond to any written request as to whether it agrees to such nomination within five (5) business days after receipt of notice by Basswood of such proposed inclusion), then the Standstill Period shall be automatically extended until the date that is 20 days prior to the nomination deadline for the annual stockholders meeting subsequent to such Applicable Meeting.

3. Voting Agreement. During the Standstill Period, Basswood shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any Basswood Affiliate, to be present for quorum purposes and to be voted, at any annual or special meeting of stockholders (and at any adjournments or postponements thereof), and further agrees that at such meetings it and they shall vote in favor of each director nominated by the Board for election at such meetings and further agrees that at such meetings it and they shall vote in accordance with the Board’s recommendations with respect to any other director nominees and any other proposal or business that may be the subject of stockholder action at such meetings; provided, however, that, notwithstanding the foregoing, with respect to (a) a proposal to authorize or approve an Extraordinary Transaction, (b) matters related to the implementation of takeover defenses, (c) new or amended incentive compensation plans submitted for stockholder approval, (d) if either Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any other proposal (other than with respect to the election or removal of directors) at any annual or special meeting of stockholders, in each case Basswood and the Basswood Affiliates may vote their shares of Common Stock beneficially owned, directly or indirectly, in the sole discretion of Basswood or the Basswood Affiliate, as applicable.

4. Representations of the Company. The Company represents and warrants to Basswood as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

5. Representations of Basswood. Basswood represents and warrants to the Company as follows: (a) Basswood is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by Basswood, constitutes a valid and binding obligation and agreement of Basswood and is enforceable against Basswood in accordance with its terms; (c) Basswood, together with the Basswood Affiliates, beneficially own as of the date hereof, directly or indirectly, an aggregate of 1,511,995 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by Basswood and the Basswood Affiliates or in which Basswood or the Basswood Affiliates have any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise, and (d) neither Basswood nor any Basswood Affiliate is party to any agreement, arrangement, understanding or relationship (including any repurchase or similar so-called “stock borrowing” agreement or arrangement) the purpose or effect of which is to mitigate loss to (i) reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company (through “short” positions in shares of common stock, “long” puts, “short” calls, “short” forward, swap positions or otherwise), (ii) manage the risk of share price changes, or (iii) increase or decrease the voting power with respect to the shares of any class or series of the Company, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company (“Short Interests”).

6. Public Announcement.

(a) The Company shall announce this Agreement and/or the appointment of the Basswood Director by means of a press release in a form reasonably acceptable to Basswood (such press release the “Press Release”).

(b) The Company shall promptly prepare and file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement and the Press Release as exhibits thereto.

(c) Basswood shall promptly prepare and file an amendment (the “13D Amendment”) to the Schedule 13D filed by Basswood on December 15, 2017, reporting the entry into this Agreement and amending the applicable items to conform to the obligations hereunder. The 13D Amendment will be consistent with the Press Release and the terms of this Agreement, and Basswood will provide the Company with a reasonable opportunity to review in advance any subsequent disclosure relating to this Agreement in any subsequent Schedule 13D or similar filing during the Standstill Period.

(d) None of Basswood, the Basswood Affiliates or the Basswood Director shall issue a press release in connection with this Agreement or the actions contemplated hereby.

7. Confidentiality.

(a) Basswood agrees to hold all Evaluation Material in strict confidence and will not disclose or divulge any Evaluation Material to any person. Further, neither Basswood nor the Basswood Director shall use such information other than for the sole purpose of advising Basswood on it and its clients’ investment in the Company and, in the case of the Basswood Director, other than in connection with the exercise of his duties as a Board director. For purposes of this Agreement, the term “Evaluation Material” shall mean any and all information concerning or relating to the Company or any of its subsidiaries or Affiliates that is furnished (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) to the Basswood Director, Basswood, a Basswood Affiliate or any Basswood Representative by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (“Company Representatives”), together with all notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part. The term “Evaluation Material” shall not include such information that (a) was provided to or made available to Basswood, the Basswood Director, any Basswood Representative (acting on behalf of Basswood) or a Basswood Affiliate on a non-confidential basis prior to it being furnished to the Basswood Director, Basswood, a Basswood Affiliate or any Basswood Representative by or on behalf of the Company or any Company Representative from a source not known, after reasonable inquiry, to bound by an agreement or obligation of confidentiality with respect to such information, (b) is or becomes generally available to the public other than as a result of a disclosure by the Basswood Director, Basswood, any of their respective Affiliates or any Basswood

Representative in violation of this Agreement, or (c) has been or is independently developed by the Basswood Director, Basswood, any of their respective Affiliates or any Basswood Representative without the use of any Evaluation Material. Notwithstanding the foregoing, the Basswood Director may provide Evaluation Material to any Basswood officer, member, partner, employee or counsel (each, a “Basswood Representative”) who has a need to know such information for the sole purpose of advising Basswood on it and its clients’ investment in the Company or advising Basswood as to its rights and obligations under this Agreement, and may discuss such Evaluation Material with such persons for such purposes, provided that any such Basswood Representative provided with any such information shall keep it strictly confidential, not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company and use it only for such purposes; and, in any event, Basswood shall be responsible for any non-compliance with such confidentiality and use requirements by any Basswood Representative who is provided with such information. Basswood shall, shall cause the Basswood Director and shall instruct each Basswood Representative to, use the same degree of care to protect and safeguard the Evaluation Material from disclosure to at least the same extent that they do so with respect to Basswood’s own confidential information. It is understood and agreed that the Basswood Director shall not disclose to Basswood or any Basswood Representative any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure may constitute waiver of the Company’s attorney-client privilege or attorney work-product privilege; provided, however, that the Basswood Director may provide such disclosure of Legal Advice if the Basswood Director shall not have taken any action, or failed to take any action, that has the purpose or effect of waiving attorney-client privilege or attorney work product privilege with respect to any portion of such Legal Advice and if reputable outside legal counsel of national standing provides the Company with a written opinion that such disclosure will not waive the Company’s attorney client privilege or attorney work product privilege with respect to such Legal Advice. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work-product privilege.

(b) In the event that Basswood, the Basswood Director or any Basswood Representative becomes legally compelled (including any request or demand of or by a regulatory authority having jurisdiction over Basswood, the Basswood Director or any Basswood Representative) to disclose any Evaluation Material, Basswood and the Basswood Director agree (except in the case of requested or demanded disclosure in the course of a routine examination or inquiry by a regulatory authority having jurisdiction over Basswood, the Basswood Director or any Basswood Representative that is not targeted at the Company, its affiliates, the Evaluation Material or the matters contemplated by this Agreement), unless prohibited by law, to provide the Company with reasonable advance notice under the circumstances prior to any such disclosure to enable the Company to seek a protective order or other appropriate remedy (and if the Company seeks such an order or other remedy, Basswood will provide such cooperation as the Company shall reasonably request, at the Company’s sole cost and expense), at its sole cost and expense. If, in the absence of a protective order or the receipt of a waiver hereunder, Basswood, the Basswood Director or such Basswood Representative is nonetheless, based on the advice of the Basswood Director’s or Basswood’s legal counsel, required to disclose any such information, Basswood, the Basswood Director or such Basswood Representative, as the case may be, may make the required disclosure (solely to the extent required). In no event will Basswood, the Basswood Director or any

Basswood Representative oppose action by the Company to obtain a protective order or other remedy to prevent the disclosure of Evaluation Material or to obtain reliable assurance that confidential treatment will be accorded the Evaluation Material. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring Basswood, the Basswood Director or any Basswood Representative to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, any of them or any of their respective Affiliates, or any of Basswood’s clients, would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to, the Common Stock or the securities of any other company or otherwise proposing or making an offer to do any of the foregoing, or any of them would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules and regulations promulgated thereunder.

(c) Basswood acknowledges that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of its representatives shall have any liability to Basswood, the Basswood Director, any Basswood client, any Basswood Representative or the Basswood Director or any of their respective Affiliates relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

(d) All Evaluation Material shall remain the property of the Company. No other person shall by virtue of any disclosure of and/or use of any Evaluation Material acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company. At any time after the date on which this Agreement has been validly terminated pursuant to Section 13 hereof or following a Resignation Trigger, Basswood shall, and shall cause the Basswood Director to, promptly return to the Company or destroy all hard copies of the Evaluation Material and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Evaluation Material in their or any of the Basswood Representatives’ possession or control (and, upon the request of the Company, shall certify to the Company in writing that such Evaluation Material has been erased or deleted, as the case may be); provided, however, that Basswood and the Basswood Representatives shall (x) be entitled to retain copies of the Evaluation Material to the extent required by applicable law or regulation or by its bona fide internal compliance policies and (y) not be required to erase electronically stored Evaluation Material that has been saved to a back-up file in accordance with its or ordinary back-up practices; provided that such Evaluation Material is not accessible in the ordinary course of business and is not accessed except as required for such back-up purposes (it being understood that the confidentiality and use provisions of this agreement shall survive for so long as such material is retained, notwithstanding the termination of this Agreement as set forth in Section 13 hereof). Notwithstanding the return or erasure or deletion of Evaluation Material, Basswood and the Basswood Representatives will continue to be bound by the obligations contained herein.

(e) Basswood hereby acknowledges that it is aware that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8. Remedies. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware, and to require the resignation of the Basswood Director from the Board following a Resignation Trigger, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking or obtaining such relief. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and the federal and other state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 11 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9. Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

10. Entire Agreement; Amendment. This Agreement and all exhibits attached hereto contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	Regional Management Corp.
979 Batesville Road, Suite B
Greer, South Carolina 29651
Attention: General Counsel

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Maripat Alpuche

if to Basswood:	Basswood Capital Management, L.L.C.
645 Madison Avenue, 10th Floor
New York, NY 10022
Attention: Marc Samit
Justin Cannizzaro

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Tariq Mundiya
Michael Brandt

12. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13. Termination. This Agreement shall terminate upon the expiry of the Standstill Period (subject to any extension as provided herein), provided that Section 7 of this Agreement shall survive for a period of eighteen months after the date on which no Basswood Director serves as a director of the Company.

14. Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

15. No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon (other than successors to the parties hereto) or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

16. Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

REGIONAL MANAGEMENT CORP.,

By	/s/ Brian J. Fisher
Name:	Brian J. Fisher
Title:	Vice President, General Counsel, and Secretary

[Signature Page to Cooperation Agreement]

BASSWOOD CAPITAL MANAGEMENT, L.L.C.,

by	/s/ Matthew Lindenbaum
Name:	Matthew Lindenbaum
Title:	Principal

[Signature Page to Cooperation Agreement]

EXHIBIT A

FORM OF IRREVOCABLE RESIGNATION

OF THE BASSWOOD DIRECTOR

January 26, 2018

Attention: Board of Directors

Regional Management Corp.

979 Batesville Road, Suite B

Greer, South Carolina 29651

Re:	Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1(b) and 1(e) of the Cooperation Agreement, dated as of January 26, 2018 (the “Agreement”), by and between Regional Management Corp. and Basswood Capital Management, L.L.C. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, the occurrence of Basswood and the Basswood Affiliates collectively no longer beneficially owning at least the Minimum Ownership Threshold, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

[Signature Page Follows]

A-1

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

By:
Name:

[Signature Page to Irrevocable Resignation]

A-2